CORPORATE CAPITAL TRUST II N-2/A

Exhibit (r)(2)

CNL Fund Advisors Company

CNL Fund Advisors II, LLC

Code of Conduct/Ethics

Effective: June 19, 2015

1.     General Provisions

1.1              Introduction

CNL Fund Advisors Company and CNL Fund Advisors II (“CFA,” “CFAII,” respectively, and “we,” “us,” “they,” “their,” or “Advisors,” collectively) are registered as investment advisers with the Securities and Exchange Commission (“SEC”). We are dedicated to providing effective and proper professional investment management services to institutional clients. The Advisor’s reputation is a reflection of the quality of services and our dedication to excellence in serving our clients. To ensure these qualities and dedication to excellence, persons associated with us must possess the following qualifications: experience, education, ethical standards, and judgment necessary to effectively serve as investment management professionals. Every person associated with the Advisors are expected to demonstrate the highest standards of moral and ethical conduct and comply with all federal securities laws for continued association with either CFA or CFA II.

In meeting their responsibilities to clients, we have developed this Code of Conduct/Ethics (the “Code”) which requires all Associated Persons to comply with the federal securities laws with regard to the purchase and/or sale of securities in your personal accounts or in those accounts in which you may have a direct or indirect beneficial interest.

The provisions of this Code are not meant to be all-inclusive but are intended as a guide for you in the conduct of your personal securities trading and professional responsibilities. It is your professional responsibility to ensure you adhere to your fiduciary duty to our clients and that you comply with both this Code and the Advisor’s Compliance Policies & Procedures. The Compliance Policies and Procedures establish Susan L. Terenzio as the Advisors’ Chief Compliance Officer (“CCO”). The CCO is here to help assist you in meeting these obligations. Please seek out guidance from the CCO if you are unsure about any of your personal securities trading and professional responsibilities.

When used herein, the term “client” includes, but is not limited to, any investment company, assets of which either Advisor manages, co-manages or for which it otherwise provides investment advisory services, and individual and institutional investor clients for whom either Advisor provides investment supervisory services or manages investment advisory accounts. The term also includes those clients for whom either Advisor provides advice on matters not involving securities. Currently, CFA’s client is Corporate Capital Trust, Inc., a business development company and CFAII’s client is Corporate Capital Trust II.

1.2              Associated Persons, Defined.

This Code is intended to govern all Associated Persons, Access Persons and Advisory Persons of each Advisor (collectively, “Advisor Associates” or “you”). Associated Persons shall include any person who is providing services to CFA or CFA II Clients, respectively, whether permanent or temporary, full-time, part-time or contract personnel as contemplated by the Staffing Agreements executed between the Advisors and CNL Financial Group, including any amendments thereto and any other person performing services under the supervision of those persons. Access Persons1 may or may not also be Associated Persons who have a need for and are privy to material, non-public information related to Advisors Clients. Advisory Persons2 are Advisor Associated Persons who are registered securities representatives of each Advisor specifically through FINRA’s Central Registration Depository.

1 As defined by the Investment Adviser Act of 1940, Rule 204A-1(e)(1)

2 As defined by the Investment Company Act of 1940, Rule 17j-1(a)(2)

2.     Governance

2.1              Fiduciary Responsibility.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the securities laws. Fiduciary responsibility also includes the duty to disclose material facts that might influence our client’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the persons associated with the adviser and its clients. All Advisor Associates must strive to not only adhere to our fiduciary duty to our clients but to be attentive to situations which may result in the appearance of impropriety.

2.2              Investment Advisers Act of 1940 (the “IA Act”).

The Securities and Exchange Commission (the "SEC" or "Commission") adopted Rule 204A-1 under the IA Act that requires registered investment advisers to adopt a Code. The rule was designed to address certain fraudulent trading practices that have been the subject of enforcement actions against investment advisers and to reinforce the fiduciary principles that define the relationship between advisers and their clients. To this end, the Code must set forth a standard of conduct expected of advisory personnel, establishes protection for nonpublic information, requires certain persons to submit periodic securities holdings and transactions reports and requires prompt reporting of violations of the code.

2.3              Investment Company Act of 1940 (the “IC Act”).

The SEC has also adopted Rule 17j-1 under the IC Act that governs the personal investment activities of investment company personnel, which includes Advisory Persons (hereinafter referred to as “Access Person”) of a fund or a fund’s adviser. Subsection (c) under this Rule also mandates the establishment of a Code.

2.4              Failure to Comply – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition for association with the Advisors. It is important that you understand the reasons for compliance with this Code. The Advisor’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build. The Advisor’s reputation could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our clients. You are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. You should also understand that a material breach, even if unintended, of the provisions of this Code may constitute grounds for internal reprimands, fines, reduction in bonus benefits and may result in termination of employment or association with either or both Advisor.

2

3.     Standards of Conduct

3.1              Standards of Conduct

This Code is intended to be a codification of standards that is reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in SEC reports and in other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the Code to appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

Notwithstanding the requirements of the IC Act and the IA Act, the Advisors expect all of their Advisor Associates, including its officers, directors, to adhere to the same ideals, principles and values regarding high ethical conduct and should not only live up to the letter of the law but also to these ideals.

3.2              Limited Access to Material Non-Public Information

The Advisors have a duty of care that requires us to safeguard sensitive, material and nonpublic information about our securities recommendations and our client’s securities holdings and to allow access to this information only by individuals who need the information to perform their duties. This Code limits access to this information as a first line of defense against misuse to only those persons on a demonstrated need-to-know basis.

You should be mindful that every precaution must be taken to protect the integrity and privacy of client information to which you have access and that forwarding should be done only in limited circumstances and only after verification that the receiving individuals have been designated an Access Person under this Code and subject to the standards established within. In addition, client information shall not be left in open, unsecured areas and/or unattended and taking all reasonable measures to ensure its protection. The CCO shall periodically inspect the working area of Access Persons to ensure this standard is being adhered to.

3.3              Internal Reporting of Code Violations

This Code requires prompt internal reporting of any violations of the Code to the Advisor’s CCO. Upon becoming aware of any real or perceived violation of the Code, you are required to notify the CCO immediately. If you are uncertain if certain acts or omissions are in violation of this policy, you are encouraged to speak with the CCO, who will assist with the determination. Any communications with the CCO will be held in confidence notwithstanding any corrective action or reporting of violations which may be required. Failure to report activity may also be deemed a violation of this policy. Any attempt to retaliate against individuals who report violations will be reviewed by the CCO and appropriate disciplinary action up to including employment termination may be taken.

3

4.     Designation as Access Person or Advisory Person

Rule 204A-1 under the IA Act establishes that any director, officer, partner or associate of the Advisor who has access to non-public information regarding any clients’ purchase or sale of securities, or information regarding the portfolio holdings of any fund or who is involved in or has access to recommendations made to clients is deemed to be an “Access Person.” This is irrespective of the fact that they are an Associated Person.

Rule 17j-1 under the IC Act establishes that any director, officer, general partner or “Advisory Person” of a fund or of a fund’s investment adviser, with certain exceptions, is an “Access Person.” Hereinafter, the term Access Person shall include any such associate who is an Associated Person. All officers and directors of each Advisor shall be deemed Access Persons of their respective fund under this Code.

Certain associates who are involved in purely administrative duties are not considered to be Access Persons, however, the CCO at her discretion may make such a designation. Upon making such determination, the CCO shall inform that individual in writing of such designation, shall maintain a listing of such designations on file and shall inform the Access Persons of such designation in a manner and frequency to keep them fully advised of such designations.

It is viewed that family members, persons you may reside with, and those with whom you have a relationship, whether or not recognized by law, may be deemed an Access Person. It is important that you refrain from sharing any client information with these individuals, which includes protecting any materials from inadvertent access by these individuals or guests. It is your responsibility to self report any instances where unauthorized access to client information may have occurred.

5.     Reporting Requirements

Designation as an Access Person initiates additional reporting requirements. The provisions of this Section applies to every security transaction in which an Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse, and the names of his or her minor children who reside with him/her.

An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate.

5.1        Reporting Under the IA Act and IC Act

A.     Periodic Reporting

Access Persons are required to make periodic reporting of their personal securities holdings to the CCO in a Personal Securities Trading Report. See Attachment A, Form of Personal Securities Trading Report. These periodic reports are:

(1)      Initial Holdings Report – A listing of Reportable Securities, as defined below, which is owned either directly or indirectly, is due to the CCO within ten (10) days from first being deemed an Access Person and should be current as of forty-five (45) days prior to the designation of Access Person status. The Initial Holdings Report shall include:

4

•	Title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and
•	The date the report was submitted to the CCO.

(2)       Quarterly Transaction Reports – A listing of transactions in Reportable Securities, as defined below, which were for the direct or indirect benefit of the Access Person is due to the CCO within thirty (30) days after the end of each calendar quarter. The Quarterly Transaction Report shall contain:

•	Date of transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable);
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	Price of the security when transaction effected;
•	Name of broker, dealer or bank with or through which the transaction was effected; and
•	The date the report was submitted to the CCO.

(3)       Annual Holdings Reports – A listing of all Reportable Securities held for the beneficial interest of the Access Person must be made annually to the CCO within thirty (30) days following the end of the calendar year-end and shall be current within forty-five (45) days from the date submitted.

B.     Exceptions

Excepted from the quarterly reporting requirements above include:

(a)	securities held in accounts in which Access Person has no direct or indirect influence or control;
(b)	transactions effected pursuant to an automatic investment plan;
(c)	transactions reported in a broker statement provided directly to the CCO as long as it is received within thirty (30) days of quarter end;
(d)	certain Reportable Securities transactions and/or brokerage accounts within which the CCO, in her sole discretion, makes a determination that no potential conflict of interest could arise between the Access Person and the Client.

5.2         Securities - Defined

A.     Security

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

[A]ny note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

5

B.     Covered Security

For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

•	Transactions and holdings in direct obligations of the U.S. government;
•	Money market instruments, including bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;
•	Shares of money market funds;
•	Transactions in shares of mutual funds (investment companies), unless the adviser or a control affiliate of the adviser acts as the investment adviser or principal underwriter of the fund; and
•	Transactions in units of a unit investment trust as long as the trust is invested exclusively in unaffiliated mutual funds.

C.     Reportable Security

For purposes of this Section, Reportable Securities which require listing on periodic reports pursuant to Section 5.1 above shall be all Covered Securities. However, the CCO has made the determination that the following shall be specifically excluded from the definition of Reportable Security:

•	Direct and wholly-owned interests in real property, including those owned and controlled with his/her spouse;
•	Real Estate Partnerships and limited liability companies wholly-owned and wholly-controlled by the Access Person, including those owned and controlled with his/her spouse.

Such exclusion is based upon the CCO’s determination that such holdings do not present an opportunity for conflict in holdings with any existing Advisory clients. Other exclusions may be granted by the CCO in accordance with Section 5.1.B, above on a case by case basis. The CCO reserves the right to request documentation pertaining to any such exclusion in satisfaction of verification protocols.

If there is any question by an Access Person as to whether a security is a “Reportable Security” or a “Covered Security” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

D.     Beneficial Interest.

For purposes of this Code, Beneficial Interest shall be interpreted as is a Beneficial Owner under the Securities Exchange Act of 1934, Rule 16a-1, which provides generally that a beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect, opportunity to profit or share in any profit derived from a transaction.

6

5.3     Securities not Subject to Restrictions

Reportable Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not subject to the reporting requirements of Section 5.1 of this Code or the trading restrictions of Section 6, however, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.4     Negative Reports

Although the Rule 204-2(a)(12) and Rule 17j-1 do not require negative reports, it is the policy of CFA that Personal Securities Trading Reports be submitted quarterly by all Access Persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her report. The report must then be dated, signed and submitted to the CCO for review.

5.5     Reports of Access Persons Securities Trades in Accounts with Broker/Dealers

In lieu of manually listing each securities transaction on the Personal Securities Trading Report as required in Section 5.1 above, an Access Person may provide copies of trade confirmations received during that quarter with his/her report.

5.6     Review of Periodic Reports by Chief Compliance Officer

Following submission of the Personal Securities Trading Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. The CCO’s review of these reports shall include to the extent relevant:

•	An assessment of whether the Access Person followed internal procedures set forth in the Code;
•	A comparison of Access Persons' personal trades with any Restricted Securities Lists maintained by CFA; and
•	An assessment of whether the Access Person is trading in the same securities as the client and, if so, whether the client is receiving less favorable terms.

5.7     Failure to Provide Periodic Reports

Providing fully completed and accurate Periodic Reports to the CCO on a timely basis is deemed to be fundamental to the successful job performance of an Access Person. Repeated occurrences of untimely submission or failure to provide Periodic Reports shall be escalated to the Access Person’s supervisor, may result in restriction of access to Client information, may be factored into performance evaluations, up to and including termination of employment.

6.     Limitations on Personal Trading

Personal securities transactions by Access Persons are subject to the following trading restrictions:

6.1     Pre-clearance of Transactions

You may not purchase or sell any security which has been designated a Restricted Security by the CCO without first obtaining prior clearance from the CCO. Any transaction in Initial Public Offerings3 and Limited Offerings4 require pre-clearance by the CCO. The CCO may reject any transaction request that: (a) involves a security that is being purchased or sold by the Advisor on behalf of any client or is being considered for purchase or sale; (b) is otherwise prohibited under any internal policies of the Advisor; (c) breaches your fiduciary duty to any client; (d) is otherwise inconsistent with applicable securities laws; or (e) creates a conflict of interest or an appearance thereof.

7

It is the responsibility of the CCO to determine for purposes of the application of the restrictions of this sub-paragraph which securities should be deemed a Restricted Security. Such determination shall be based on current and upcoming recommendations of securities for purchase or sale in or out of the client accounts and any other circumstance which may warrant such a designation to protect the appearance of any impropriety. The Restricted Security List will be distributed to you in a manner and frequency to keep you fully advised of such designations. It is your responsibility to remain familiar with the list prior to placing any order for your personal account and submitting a pre-clearance request in accordance with this Code. Compliance of the requirements under this Section shall be verified by the CCO as a part of her review of the Periodic Reports.

6.2     Black-Out Periods

You may not purchase a security if you know that a client is selling that security or a related security, or has sold such a security within the past five (5) business days. You may not sell a security if you know that a client is purchasing that security or a related security, or has purchased such a security within the past five (5) business days.

6.3     Short Term Trading

Short Term Trading of securities is not prohibited unless such security is designated a Restricted Security, if the trade would involve a breach of any fiduciary duty, whether it would otherwise be inconsistent with applicable laws and the Advisor’s policies and procedures, or whether the trade would create even the appearance of impropriety. If there is any question by an associate as to whether a short term transaction under this Section would violate any of these conditions, you are required to consult with the CCO before entering any trade for your personal account. Day trading of securities during working hours is prohibited for all Advisor Associates.

7.     Personal Securities Transactions and Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the SEC currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If you believe you are in possession of inside information, it is critical that you not act on the information or disclose it to anyone, but instead advise the CCO accordingly. Acting on such information may subject you to severe federal criminal penalties, the forfeiture of any profit realized from any transaction and possible termination of employment/association.

8

8.     Dealings with Clients

You may not directly or indirectly purchase from, or sell to, a client any Security. You are prohibited from ever holding client funds or securities or acting in any capacity as custodian for a client account. Moreover, you are prohibited from borrowing money or securities from any client and from lending money to any client.

9.     Private/Debt Transactions

No associate shall purchase any private company debt instruments or enter into any private offering unless prior written approval has been obtained from the CCO.

10.            Short Sales

Neither Access Persons nor any associate possessing inside information or material non-public information, may sell short any security which is held in client portfolios, except that short sales may be made “against the box” in the associate’s personal account for tax purposes. Short sales must also comply with the other applicable trading restrictions of this Code.

11.            Other Restricted Activities

11.1         Outside Business Interests

An associate who seeks or is offered a position as an officer, trustee, director, or is contemplating employment or association in any other capacity in a securities related enterprise is expected to discuss such anticipated plans with the CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the associate’s current or prospective supervisor without the associate’s permission. Outside Business Interests include those held simultaneously with your position with us and include such things as public speaking, teaching, serving in a leadership capacity or in a position of influence.

11.2         Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value ($100) are prohibited. Gifts, gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

You must not accept, or permit any member of your immediate family or household to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Advisor or its client, other than items of nominal value. Any gifts, gratuities or favors that are not of nominal value should be returned immediately and reported to the CCO. If immediate return is not practical, the gifts, gratuities or favors should be given to CFA for charitable disposition or other disposition as the Advisor believes in its sole discretion is appropriate.

Furthermore, the use of personal or company funds or assets for gifts, gratuities or other favors to associates, customers, potential customers or government officials is prohibited, except to the extent the gifts, gratuities or favors are in compliance with applicable law, of nominal value, not given in consideration or expectation of any action by the recipient, and where public disclosure of the gifts, gratuities or favors would not embarrass the Advisor.

9

These procedures include restricting the instances in which business-related gifts may be accepted from any company with which the Advisor does business and requiring reporting of certain personal gifts and of business entertainment.

11.3     Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Associated Persons of the Advisor for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing the Advisor or bearing the Advisor’s name or logo must first be submitted to the CCO prior to presentation to outside parties and must comply with the Advisor’s policies with regard to advertising and external communications.

11.4     Communications through Radio, Television and Other Media

Advisor Associates are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communication is to explain the services offered through the Advisor. However, you are prohibited from recommending any specific security. It is recommended that you make submit an outline to the CCO for approval or discuss the intended contents of, prior to presentation, any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by the Advisor.

11.5     Rumors

You are cautioned that acting upon false information can be detrimental to our client’s best interests. As a result, you must make a determination as to the accuracy of information provided to you prior to taking action on our client’s behalf when that action is based upon such information. In addition, you are prohibited from initiating or intentionally repeating false or inaccurate information with regard the securities industry, securities transactions or business dealings with regard to our clients. Pursuant to Section 3.3 above, you are charged with the responsibility for reporting suspected violations of this provision. Violations of this provision will be reviewed by the CCO and appropriate disciplinary action up to including termination of employment/association may be taken.

12.     Recordkeeping

Under Rule 204A-1 and related amendments to Rule 204-2, advisers must keep copies of their Codes of Ethics, records of violations and actions taken as a result thereof, as well as copies of associates’ acknowledgement of receipt and review of such. To encourage reporting of violations, advisers need not maintain copies of whistleblower reports, and instead may simply keep a record of the circumstances of the violation. Advisers must also keep records of the names of all Access Persons, their Personal Securities Transaction Reports, and records of any pre-clearance requests and resulting decisions on such pre-clearance request. Such records must be kept for a period no less than five years and subject to any additional retention requirements. The records must be stored under the custody and control of the CCO or his/her designee for the first two years. Codes of Ethics must be retained for five years after the date on which they were last in effect. Acknowledgements must be retained for five years after the person ceases to be a supervised person. Lists of Access Persons must include the names of every person who was an Access Person of the adviser within the past five years.

10

CNL Fund Advisors will maintain copies of the following in accordance with the recordkeeping provisions of Rule 204-2 described above:

•	Code
•	Associate Acknowledgements
•	Records of Violations of the Code and Responses to Violations
•	List of Access Persons
•	Personal Securities Transaction Reports
•	Record of Associated Persons and/or Access Persons pre-clearance requests and resulting CCO determination

13.     Annual Compliance Review of the Code

The CCO may under circumstances that are considered appropriate, or after consultation with the members of senior management, grant exceptions to the provisions contained in this policy only when it is clear that the interests of the Advisor’s clients and compliance with the securities laws will not be adversely affected. All questions arising in connection with personal securities trading will be resolved in favor of the interest of the clients even at the expense of the interest of our Associated Persons. You will be required to attend, at least annually, a review session conducted by the CCO or his/her designee, which is designed to review the provisions set forth in this Code and to discuss any governance set forth within.

14.     Promulgation, Execution and Distribution of the Code

The Board of Directors of CFA have read and approved this Code of Ethics. In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the IA Act and IC Act and SEC interpretations thereof.

___________________________________

Thomas K. Sittema, Sole Director

The Board of Trustees of CFAII have read and approved this Code of Ethics. In addition to having approved this Code, the Board agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the IA Act and IC Act and SEC interpretations thereof.

___________________________________

Thomas K. Sittema, Managing Member

11

Acknowledgment of Receipt of Code

Access Person/Associate of CFA

I have received and read the above Code/Conduct and agree to comply with the provisions therein.

Signed _____________________________________________

Printed Name:

Date:

Version History

2007-11-01 – Effective Date

2008-02-29 – Edited for non-material changes

2011-01-18 – Effective Date

2012-06-22 – Effective Date

2013-10-01 – Effective Date

2014-11-12 – Effective Date

2015-06-19 – Effective Date

12

CNL Fund Advisors Company

Code of Conduct/Ethics - Attachment A

13

CNL Fund Advisors Company

Code of Conduct/Ethics - Attachment B

RESTRICTED SECURITIES LIST – As of November 12, 2014

1.	Corporate Capital Trust, Inc.
2.	Any Initial Public Offerings of Securities
3.	Limited Offerings of Securities

14

CNL Fund Advisors Company

Code of Conduct/Ethics - Attachment C

FORM OF PRECLEARANCE REQUEST

To:	CNL Fund Advisors Company, Chief Compliance Officer
From:
Date:
Re:	Request for Pre-Clearance and Certification

☐  Confidential            ☐  Urgent            ☐  For your review            ☐  Please respond

Requestor hereby requests clearance to engage in trading of securities of the following Restricted Security under CFA’s Code of Ethics (the “Policy”), which policy is incorporated herein by reference:

List proposed security transaction:

_______________________________________

_______________________________________

Requestor represents and warrants that Requestor has read and understands the Policy and agrees to be bound by the same. Requestor further represents and warrants that Requestor is not aware of, does not have access to and does not know of any material, non-public information regarding the Restricted Company specified above. Requestor acknowledges that: (i) any approval given in response to this request is subject to the requirements of all applicable laws, rules and regulations, (ii) Requestor alone shall be responsible for ensuring compliance with all applicable laws, rules and regulations, and (iii) Requestor shall not be entitled to rely upon or construe any approval given in response to this request as a legal opinion or confirmation that Requestor is permitted to trade in Restricted Securities under applicable laws, rules and regulations. Requestor further acknowledges that any approval given in response to this request shall be valid until the earliest of the following: (i) one or more of the representations and warranties contained herein are no longer true, (ii) three (3) business days from the date any approval is given, (iii) notice of an event-specific trading blackout period is provided to Covered Persons, (iv) trading is no longer permitted under applicable laws, rules and regulations, (v) the commencement of a regularly scheduled trading blackout period, or (vi) the date set forth in any approval. Capitalized terms contained herein shall have the meanings assigned to them in the Policy.

The foregoing is confirmed, accepted and agreed to by the Requestor

Signature of Requestor: ___________________________________

Determination by CFA, Chief Compliance Officer: _________________________________

Date of Determination: __________________________

 15